EXHIBIT 21

                          ORGANIZATIONAL CHART

                          FNB Banking Company


First National Bank of Griffin:  wholly-owned subsidiary (the "Griffin
                                 Bank") of FNB Banking Company

Griffin Loans, Inc.:             wholly-owned subsidiary of First National
                                 Bank of Griffin